 Exhibit 10.1

 ARMEAU BRANDS, INC.

6610 North University Drive, Suite 200

Tamarac, FL 33321

June 12, 2017

Mr. Alexander M. Salgado, Manager

271 Lake Davis Holdings, LLC d/b/a SanSal

8648 Lake Davis Rd

Pueblo, CO 81005

Gentlemen:

This letter of intent (this “Letter”), when signed where indicated below, shall constitute a statement of our mutual intent to consummate a transaction (the “Transaction”) by and among Armeau Brands, Inc., a Nevada corporation (the “Company”), 271 Lake Davis Holdings, LLC, a Delaware limited liability company d/b/a/ SanSal (“SanSal”) and Alexander M. Salgado, the manager of SanSal, on behalf of all the members of SanSal (collectively, the “Members” and individually, a “Member”), pursuant to which, the Company will acquire a 100% of all of the issued and outstanding membership interests of SanSal (the “Interests”) from the Members on the terms and conditions set forth in this Letter.

1.                       Outstanding Capitalization of the Company. Immediately prior to Closing (as hereinafter defined), the Company shall have outstanding, 56,700,000 of common stock, of which 45,000,000 shares shall be “restricted” shares and 11,700,000 shares shall be freely tradable without restriction under federal and applicable state securities laws. At Closing, Jaitegh Singh, the holder of the then outstanding 45,000,000 shares of common stock of the Company shall contribute those shares to the capital of the Company. All references in this Letter to shares of the Company’s common stock give pro forma effect to implementation of the Stock Split (as hereinafter defined).

2.                       Outline of the Transaction. At Closing, the Company will acquire the Interests from the Members, in exchange for the issuance to the Members, pro rata, of 46,800,000 “restricted” shares of the Company’s common stock (the “Shares”).

3.                       Additional Terms and Conditions of the Transaction. Immediately following execution of this letter, the parties hereto shall enter into negotiations with respect to definitive transaction documents, including, without limitation, a Securities Exchange Agreement (the “Exchange Agreement”) and the other corporate and employment agreements referenced in this letter (collectively, the “Transaction Documentation”). The Transaction Documentation shall provide that the Transaction shall be consummated (“Closing”) immediately following the satisfaction or waiver of the conditions set forth therein. The Transaction Documentation shall contain such representations, warranties, covenants and indemnities of the parties customary for agreements of this type and nature, as well as the following and the other the specific terms set forth in this Letter:

(a)                 The Interests, when sold by the Members to the Company at Closing, shall be free and clear of any and all liens and encumbrances of any type and nature whatsoever.

(b)                 At Closing, the parties shall have received all permits, authorizations, regulatory approvals and third party consents necessary for the consummation of the Transaction and all applicable legal requirements shall have been satisfied.

(c)                 SanSal shall and the Manager shall cause SanSal to furnish the Company, at or prior to Closing, with audited and unaudited financial statements of San Sal for such periods as required by Regulation S-X under the Securities Exchange Act of 1934 (the “Exchange Act”), prepared in accordance with U.S. generally accepted accounting principles consistently applied and the applicable rules and regulations promulgated by the Securities and Exchange Commission.

(d)                 Prior to Closing, the Company shall have effected a six for one stock split in the form of a stock dividend.

(e)                 Prior to Closing, the Company shall have secured approval of its board of directors, its shareholders and FINRA, as applicable, to amend its Articles of Incorporation to (i) change its corporate name to “SanSal Wellness, Inc.” (with a comparable change in its trading symbol); and (ii) authorize a class of “blank check” preferred stock.

(f)                  At or prior to Closing, shares of the Company’s common stock shall be DTC eligible and a bid price shall have been entered by market makers for the shares of common stock.

(g)                 At Closing, the Company shall be current in all its filings under the Exchange Act.

(h)                 At Closing, all of the Company’s existing liabilities shall have been paid.

(i)                   At Closing, all of the current officers and directors of the Company shall resign and designees of the Members shall be appointed as officers and directors of the Company.

(j)                  At Closing, the Company shall enter into employment agreements with each of Alexander M. Salgado and Erduis Sanabria, on terms and in form and substance acceptable to the parties thereto.

(k)                 At or prior to Closing, the Company shall have adopted an Incentive Stock Plan on terms and in form and substance acceptable to the Company and the Members.

(l)                   All of the Transaction Documentation shall be approved by respective legal counsel to the parties.

4. Expenses. Each party shall have independent counsel and as such, each party shall bear its respective legal fees and expenses relating to the Transaction.

5. Conduct of Business Pending Closing. Until Closing or the earlier termination of the Transaction pursuant to this Letter or the Transaction Documentation, SanSal will and the Members will cause SanSal conduct its businesses only in the ordinary course and none of the assets of SanSal shall be sold or disposed of without the prior written consent of the Company (which shall not be unreasonably withheld or delayed), other than inventory in the ordinary course of business.

6. Due Diligence Investigation. From the date of execution of this Letter and until Closing or the earlier termination of the Transaction pursuant to this Letter or the Transaction Documentation, the Members shall cause SanSal to afford the Company, its officers, directors, attorneys, accountants and advisors, reasonable access at reasonable times (upon reasonable advance notice) to all books, records and documentation regarding SanSal for purposes of examining the same in connection with the Transaction. The results of such due diligence investigation shall be satisfactory to the Company in its reasonable discretion and shall be a condition to consummating the Transaction. The Company may terminate this Letter at any time by written notice to SanSal and the Members as a result of such due diligence investigation.

7. Confidentiality. All non-public information and documentation disclosed by the Members and/or SanSal to the Company pursuant to this Letter, as well as the existence of negotiations among the parties with respect to the Transaction, shall be maintained in strict confidence by the Company and shall not be disclosed to any third party other than officers, directors, attorneys, accountants and advisors of the Company involved in the Transaction or as required under applicable law.

8. No Negotiations. In order to permit the negotiation and preparation of the Transaction Documentation, neither the Members nor SanSal shall, directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations with, or provide any information to, any corporation, partnership, person or any other entity or group (other than the Company) concerning any sale or any substantial portion of the assets of or outstanding or new Interests in SanSal until the termination of the Transaction pursuant to this Letter or the Transaction Documentation.

9. Termination. In the event that the parties, despite their good faith efforts, are unable to agree upon and execute the Transaction Documentation on or before July 31, 2017, or such later date as may be mutually agreed upon by the parties, this Letter hall terminate and the parties hereto shall thereafter have no liability to each other, except as may arise from a breach of Paragraphs 5, 6, 7, 8 or 10 hereof.

10. Letter of Intent. The provisions of Paragraphs 4, 5, 6, 7, 8, 9, 10 and 11 of this Letter shall be binding legal obligations of the parties hereto. All of the remaining portions of this Letter are not intended to and shall not be deemed to constitute a binding legal obligation. The parties acknowledge and agree that, except as set forth in this Paragraph 10, they only intend to be legally bound with respect to the Transaction upon the execution and delivery of the Transaction Documentation.

11.       Governing Law. This Letter shall be governed by and construed in accordance with the laws of the state of Florida. Exclusive venue for any dispute arising hereunder shall be in a Federal or state court of competent jurisdiction in Broward County, Florida. The prevailing party in any action arising hereunder shall be entitled to recover legal fees and costs (at both the trial and appellate levels) from the non-prevailing party.

12. Facsimile and Electronic Signatures. For purposes of this letter, the facsimile, .PDF or other electronic signature of any party hereto shall constitute and be deemed an original signature.

If the foregoing accurately summarizes our understanding, please so indicate by signing this Letter.

THE COMPANY:

ARMEAU BRANDS, INC.

By: /s/ Jaitegh Singh

Jaitegh Singh, President

SANSAL:

271 LAKE DAVIS HOLDINGS, LLC

By: /s/ Alexander M. Salgado

Alexander M. Salgado, Manager

THE MEMBERS:

/s/ Alexander M. Salgado

Alexander M. Salgado, on behalf of all of the

Members of SanSal